As filed with the Securities and Exchange Commission on December 1, 2011

File No. 333-160086

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A.C. MOORE ARTS & CRAFTS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	22-3527763
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 A.C. Moore Drive,

Berlin, New Jersey 08009

(856) 768-4930

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amy Rhoades

Senior Vice President and General Counsel

c/o A.C. Moore Arts & Crafts, Inc.

130 A.C. Moore Drive

Berlin, NJ 08009

(856) 768-4930

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

M. Todd Wade

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 W. Peachtree Street, NW

Atlanta, GA 30309

(404) 572-6694

Approximate date of commencement of proposed sale to the public:

Not Applicable. This post-effective amendment deregisters those shares of common stock that remain unsold, if any.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On June 19, 2009, A.C. Moore Arts & Crafts, Inc. (the “Company”) filed a registration statement on Form S-3 (No. 333-160086) (the “Registration Statement”), which was amended by a Pre-Effective Amendment No. 1 filed on July 24, 2009, and further amended by Pre-Effective Amendment No. 2 filed on August 6, 2009, to register 4,127,368 shares of its common stock (the “Shares”) for resale from time to time. The Registration Statement was filed in order to register the Shares issued to Glenhill Special Opportunities Master Fund LLC. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares issuable pursuant to the Registration Statement.

On November 18, 2011, pursuant to the Agreement and Plan of Merger, dated as of October 3, 2011, and as amended as of October 17, 2011, among the Company, Nicole Crafts LLC, a Delaware limited liability company (“Parent”), and Sbar’s Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the offering of the Company’s Shares pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering and pursuant to item 512(a)(3) of Regulation S-K, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post-Effective Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, State of New Jersey, on the 1st day of December, 2011.

A.C. MOORE ARTS & CRAFTS, INC.

By:	/s/ Joseph A. Jeffries
Name:	Joseph A. Jeffries
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Adolph Piperno	Director	December 1, 2011
Adolph Piperno

/s/ Joseph Scappa	Director	December 1, 2011
Joseph Scappa